Filed pursuant to Rule 433
Registration Statement Nos. 333-162219 and 333-162219-01
August 11, 2011

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85 Products found

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Name CUSIP	Maturity	Strike	Ref.	Bid	Ask	% change	add
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBJ9	08/15/14						
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBH3	08/15/16						
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBB6	07/29/16	1,065.552	1,147.20	-1034.68	-1033.68	+0.00 %**	
Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PBC4	07/29/14	1,065.552	1,143.50	88.47	89.47	-0.39 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KPK2	12/29/15	1,005.416	1,143.50	91.61	92.61	-0.32 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KNT5	11/30/15	944.584	1,143.50	94.84	95.84	-0.38 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KQE5	01/29/16	1,037.304	1,146.70	90.81	91.81	-0.23 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KQU9	02/26/16	1,045.92	1,143.20	90.30	91.30	-0.44 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KRQ7	03/31/16	1,048.152	1,146.50	91.06	92.06	+0.95 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KMT6	10/30/15	948.512	1,146.70	96.71	97.71	-0.02 %**	
Annual Reset Coupon Securities linked to the S&P 500 78009KLH3	08/31/15	837.776	1,149.20	102.42	103.42	-0.08 %**	
Annual Reset Coupon Securities linked to the S&P 500 Index 78009KMD1	09/30/15	913.728	1,149.00	100.97	101.97	+0.06 %**	
Annual Reset Coupon Securities linked to the S&P 500 Index 78009KKC5	07/30/15	891.072	1,150.20	94.37	95.37	-0.22 %**	
Annual Reset Coupon Securities linked to the S&P 500 Index 78009KHV7	06/30/15	861.408	1,149.20	95.76	96.76	+0.81 %**	
Annual Reset Coupon Security linked to the S&P 500 Index 78009KSB9	04/14/16	1,059.568	1,143.20	86.68	87.68	-0.42 %**	
Annual Reset Coupon Security linked to the S&P 500 Index 78009KSC7	04/14/14	1,059.568	1,143.50	86.23	87.23	-0.40 %**	
Callable Fixed Rate Step-Up 78009KSA1	04/15/26	n/a	n/a	99.91	100.91	+0.03 %**	
Callable Fixed Rate Step-Up 78009KRZ7	03/31/19	n/a	n/a	100.02	101.02	-0.52 %**	
Callable Fixed Rate Step-Up 78009KRS3	03/31/26	n/a	n/a	100.72	101.72	-0.39 %**	
Callable Fixed Rate Step-Up 78009KRM6	03/22/18	n/a	n/a	102.20	103.20	-0.48 %**

Name CUSIP	Maturity	Strike	Ref.	Bid	Ask	% change	add
Callable Fixed Rate Step-Up 78009KQZ8	02/25/21	n/a	n/a	99.09	100.09	+0.00 %**	
Callable Fixed Rate Step-Up 78009KQX3	02/25/26	n/a	n/a	100.14	101.14	-0.45 %**	
Callable Fixed Rate Step-Up 78009KMU3	10/12/18	n/a	n/a	98.30	99.30	-0.59 %**	
Callable Fixed Rate Step-Up 78009KPQ9	12/28/20	n/a	n/a	94.40	95.40	-0.44 %**	
Callable Fixed Rate Step-up 78009KPE6	12/02/30	n/a	n/a	86.71	Sold out	-0.13 %**	
Callable Fixed Rate Step-up 78009KMZ2	10/28/22	n/a	n/a	90.23	91.23	-0.50 %**	
Callable Fixed Rate Step-up 78009KNA6	10/29/30	n/a	n/a	83.16	Sold out	-0.12 %**	
Callable Fixed to Floating Rate Note linked to 3-Month LIBOR 78009KMV1	10/29/20	n/a	n/a	87.58	88.58	+0.69 %**	
Callable Floating Rate Note linked to the 3 Month LIBOR 78009KNS7	11/22/18	n/a	n/a	92.41	93.41	+1.06 %**	
Capital Protected Note linked to Currency Basket 78009KFP2	04/30/14	1.762	n/a	98.22	99.22	-0.18 %**	
Capital Protected Note linked to USD/CNY (Reuters) 78009KEF5	03/31/14	6.827	n/a	101.10	102.10	-0.53 %**	
Capped Enhanced Participation Notes with Fixed Buffer 78009KQV7	02/28/13		1,144.70	89.09	90.09	-0.42 %**	
Capped Fixed-to-Floating Rate Note linked to the Consumer Price Index 78009KRJ3	03/15/21	n/a	n/a	93.50	94.50	-0.22 %**	
Capped Fixed-to-Floating Rate Note linked to the Consumer Price Index 78009KRL8	03/15/16	n/a	n/a	99.67	100.67	-0.26 %**	
Capped Fixed-to-Floating Rate Notes linked to the Consumer Price Index 78009KRY0	03/31/18	n/a	n/a	96.13	97.13	+0.01 %**	
Digital Buffer linked to iShares MSCI Emerging Markets Index 78009KFL1	04/30/13	41.51	40.00	95.65	96.65	-0.21 %**	
Digital Buffer linked to the S&P 500 78009KQY1	02/28/13	1,307.4	1,144.70	91.20	92.20	-0.10 %**	
Digital Buffer linked to the S&P 500 78009KQT2	02/14/13	1,320.88	1,146.20	91.45	92.51	-0.11 %**	
Digital Buffer linked to the S&P 500 78009KNP3	11/16/12	1,218.71	1,147.20	92.82	93.82	-0.04 %**	
Digital Buffer linked to the S&P 500 78009KEC2	04/13/12	15.31	1,149.20	99.81	100.81	-0.02 %**	
Digital Buffer linked to the S&P 500 78009KBB7	03/16/12	1,149.99	1,151.20	103.12	104.12	+0.15 %**	
Digital Buffer linked to the S&P 500 00083JNP9	01/31/12	1,092.17	1,153.20	107.85	108.85	+0.22 %**	
Digital Buffer linked to the S&P 500 00083JKM9	11/30/11	1,105.65	1,153.50	106.94	107.94	+0.17 %**	
Digital Buffer linked to the S&P 500 00083JJV1	10/31/11	1,044.38	1,153.50	109.92	110.92	+0.18 %**	
Digital Buffer linked to the S&P 500 00083JGR3	09/30/11	1,044.38	1,153.20	110.76	111.76	+0.20 %**	
Digital Buffer linked to the S&P 500 00083JES3	08/31/11	1,028.12	1,153.00	113.64	114.64	+0.25 %**	
Digital Buffer linked to the S&P 500 00083JEF1	08/12/11	3.79	1,153.20	115.00	116.00	+0.00 %**	
Digital Buffer linked to the S&P 500 78009KFK3	04/30/12	1,183.71	1,149.20	99.62	100.62	+0.01 %**	
Dow Jones Industrial Average SHIELD 00079FBM3	11/13/13	9,191.09	11,006.00	104.93	105.93	-0.31 %**

Name CUSIP	Maturity	Strike	Ref.	Bid	Ask	% change	add
Fixed Rate Step-Up 78009KNR9	11/16/20	n/a	n/a	91.73	92.73	-0.40 %**	
Fixed Rate Step-Up 78009KLF7	08/11/20	n/a	n/a	95.93	96.93	+0.07 %**	
Fixed to Float linked to the 10yr CMS 78009KME9	09/16/20	n/a	n/a	94.41	95.41	-0.98 %**	
Fixed to Float linked to the 3-Month LIBOR 78009KMB5	08/19/17	0.34	n/a	98.64	99.64	+0.00 %**	
Fixed to Float linked to the 3-Month LIBOR 78009KNB4	10/27/17	n/a	n/a	90.07	91.07	-1.87 %**	
Fixed to Floating Note Linked to the 3-Month LIBOR 78009KMG4	09/28/18	n/a	n/a	87.40	88.40	-1.45 %**	
Fixed to Floating Rate Note linked to the USD 3 Month Libor 78009KMF6	09/20/17	n/a	n/a	90.61	91.61	-0.34 %**	
Indian ADR Basket Capital Protected Note 00078UER7	03/13/12	100	91.00	102.34	Sold out	-0.08 %**	
Leveraged CPI Linked Securities With Fixed First-Year Coupon 00079FHN5	01/13/20	26.3	n/a	80.86	81.86	+0.72 %**	
Leveraged CPI Linked Securities With Fixed First-Year Coupon 00079FHS4	01/20/15	0	n/a	98.90	99.90	+0.00 %**	
RBS Annual Reset Coupon Notes with Fixed Buffer 78009PAW1	07/15/14	1,050.912	1,144.20	89.60	90.60	-0.31 %**	
RBS Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PAV3	07/15/16	1,050.912	1,143.20	89.17	90.17	-0.46 %**	
RBS Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PAS0	06/30/16	1,024.08	n/a				
RBS Annual Reset Coupon Notes with Fixed Buffer linked to the S&P 500 Index 78009PAT8	06/30/14	1,024.08	1,144.20	90.04	91.04	-0.39 %**	
RBS Capped Enhanced Participation Notes with Fixed Buffer linked to the S&P 500 Index 78009PBL4	09/03/13						
RBS Capped Enhanced Participation Notes with Fixed Buffer Linked to the S&P 500 Index 78009PAJ0	05/31/13		1,143.00	90.31	91.31	-0.96 %**	
RBS Capped Fixed-to-Floating Rate Notes 78009PAP6	06/14/21	n/a	n/a	95.01	96.01	-1.23 %**	
RBS Capped Fixed-to-Floating Rate Notes linked to the Consumer Price Index 78009PAM3	05/25/21	n/a	n/a	97.24	98.24	+0.58 %**	
RBS Capped Market-Linked Note linked to the S&P 500 Index 78009PBG5	02/28/17						
RBS Capped Market-Linked Note linked to the S&P 500 Index 78009PAX9	07/29/16	n/a	n/a				
RBS Capped Market-Linked Notes linked to the S&P 500 Index 78009PAN1	12/15/16	n/a	n/a				
RBS Capped Market-Linked Principal Protected Notes linked to the S&P 500 Index 78009PAG6	08/16/16	n/a	1,147.20	89.64	90.79	+0.40 %**	
RBS Capped Market-Linked Principal Protected Notes Linked to the S&P 500 Index 78009PAF8	04/29/16	n/a	1,142.70	90.75	91.75	+0.23 %**	
RBS Capped Market-Linked Principal Protected Notes linked to the S&P 500 Index 78009PAL5	11/30/16	n/a	1,143.00	88.32	89.32	+0.27 %**	
RBS Market-Linked Notes linked to the SPDR Dow Jones Industrial Average ETF Trust 78009PBM2	03/01/16						
RICI Agriculture Excess Return Index PPN 00078UR51	12/28/11	1,241.87	1,102.50	99.53	100.53	+0.03 %**	
S&P 500 SHIELD 00079FDB5	12/24/13	1,109.78	1,154.20	103.40	104.40	+0.29 %**

Name CUSIP	Maturity	Strike	Ref.	Bid	Ask	% change	add
S&P 500 SHIELD 00079FCY6	12/10/13	1,156.86	1,153.70	100.40	101.40	-0.10 %**	
S&P 500 SHIELD 00079FBX9	10/08/13	1,029.85	1,153.20	108.80	109.80	+0.00 %**	
S&P 500 SHIELD 00079FBR2	09/10/13	1,021.37	1,153.20	110.70	111.70	-0.27 %**	
S&P 500 SHIELD 00079FBH4	01/16/14	998.14	1,072.00	102.90	103.90	-1.80 %**	
Steepener linked to the USD CMS 10 years - USD CMS 2 years 78009KPH9	12/13/28	n/a	n/a	85.95	86.95	+3.27 %**	
Steepener linked to the USD CMS 30 years - USD CMS 2 years 78009KSD5	04/12/26	n/a	n/a	101.60	102.60	+2.75 %**	
Steepener linked to the USD CMS 30 years - USD CMS 2 years 78009KQW5	02/25/31	n/a	n/a	99.50	100.50	+3.71 %**	
Steepener linked to the USD CMS 30 Years - USD CMS 2 years 78009KPR7	12/30/30	n/a	n/a	97.17	98.17	+4.19 %**	
USD 3 Month Libor Capital Protected Note 78009PBD2	07/21/21	n/a	n/a				

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Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. If the securities are Capital Protected Notes, please bear in mind that they protect your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.

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Prices provided through the website are indicative only and thus may reflect estimates or approximations rather than actual prices at which we would transact in a note or other financial instrument. These prices may be generated by an automatic system that takes various factors into consideration, including information obtained from third parties. We may carry the related notes or financial instruments on our books at prices other than those provided through the website. In addition, assuming no change in market conditions and all other relevant factors remaining constant, any secondary prices will likely be lower than the issue price since the issue prices included, and the secondary market prices are likely to exclude, commission, discounts, costs or mark-ups with respect to the notes or financial instruments, as well as the profit component included in the cost of hedging our obligations under these securities.

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The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-866-747-4332.

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